Exhibit 99.1

Ameron Reports Higher 2010 Earnings

PASADENA, Calif.--(BUSINESS WIRE)--January 31, 2011--Ameron International Corporation (NYSE: AMN) today reported net income of $46.3 million, or $5.00 per diluted share, in the year ended November 30, 2010, compared to $33.3 million, or $3.61 per diluted share, in 2009. Sales totaled $503.3 million in 2010, compared to $546.9 million in 2009. Earnings included a loss from discontinued operations of $.11 per diluted share in 2010, related to the write-down of a property formerly used by the Company’s former Coatings business, compared to income from such discontinued operations of $.09 per diluted share in 2009.

Earnings per diluted share in the fourth quarter of 2010 totaled $2.88, compared to earnings per diluted share of $1.53 in the fourth quarter of 2009. Sales totaled $123.5 million in the fourth quarter of 2010, compared to $136.6 million in the fourth quarter of 2009. The fourth quarter of 2010 included the pretax gain on the sale of TAMCO, the Company’s 50%-owned steel mini-mill, of $48.4 million, which was partially offset by a pretax expense of $.9 million related to an unexpected judgment by a French appeals court of a case dating back to 1996. The fourth quarter of 2010 also included an after-tax expense of $4.1 million related to the non-cash taxes associated with the Company’s subsidiary in the Netherlands primarily due to the write-off of accumulated tax loss carry forwards that are currently forecasted to expire unutilized, income taxes of $1.7 million related to the repatriation of $44.2 million of cash from the Company’s foreign operations into the U.S. and the after-tax loss from discontinued operations of $.11 per share in the fourth quarter.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President, commented, “We are pleased with the Company’s performance, especially given the challenging market conditions which continued to negatively impact Ameron’s businesses throughout 2010. Without the full-year effects of TAMCO and the fourth-quarter non-operating items highlighted above, the Company’s performance in 2010 was in the range forecasted at the beginning of the year. Profitability was supported by Management’s continued focus on cost reductions and productivity improvements. Additionally, cash flow from operations remained solid; and cash balances grew, even after a special dividend of $3.00 per share which was paid at the end of 2010, due to the proceeds from the TAMCO sale.”

The Fiberglass-Composite Pipe Group strengthened in the fourth quarter. Fiberglass-Composite Pipe Group’s fourth-quarter sales increased to $64.8 million, from $56.3 million in 2009 and from $60.1 million in the third quarter of 2010. Full-year sales increased to $244.1 million in 2010, from $225.4 million in 2009. Segment income of the Fiberglass-Composite Pipe Group was also higher in the fourth quarter than in the third quarter of 2010; however, the increase was not sufficient to raise full-year profits over those of the prior year. Fourth-quarter segment income totaled $15.5 million in 2010, compared to $14.8 million in the third quarter of 2010 and $20.0 million in the fourth quarter of 2009. The Group’s full-year segment income totaled $62.1 million in 2010, compared to $68.2 million in 2009. Compared to the same periods in 2009, fourth-quarter and full-year 2010 sales rose primarily in key onshore oilfield and mining markets in North and South America. Corresponding sales from Asian operations into marine and offshore energy exploration and production markets declined and were replaced in part by lower-margin industrial sales. Fourth-quarter sales from Brazilian operations increased slightly over the same period in 2009, while full-year sales were significantly higher due in part to the startup in late 2009 of the new Centron operation which produces onshore oilfield piping. Additionally, greater penetration into municipal water markets and the rising value of the local currency benefited Brazilian operations. Group-wide profits were impacted in the fourth quarter and throughout 2010 by a shift in demand away from higher-margin marine and offshore projects and by higher raw material costs. Marine and offshore orders continued to slow in the last several months; however, higher energy prices are spurring orders for oilfield piping. Looking forward, the Fiberglass-Composite Pipe Group continues to see strong demand due primarily to energy-related projects.

Infrastructure Products Group’s sales continued to decline in the fourth quarter of 2010 due to the overall weakness in residential and commercial construction markets throughout the U.S. Fourth-quarter sales totaled $29.3 million in 2010, compared to $36.6 million in the fourth quarter of 2009 and $32.6 million in the third quarter of 2010. Full-year sales declined to $121.3 million in 2010, from $144.2 million in 2009. Profits declined consistent with the sales decline and were lower in both the fourth quarter and the full year. Fourth-quarter segment income declined to $3.3 million in 2010, from $3.9 million in 2009. Full-year profits declined to $10.3 million, from $13.2 million in 2009. Sales and profits of the Hawaii Division for the fourth quarter and the full year were lower than in the same periods in 2009 due to the weak demand for aggregates and concrete on both Oahu and Maui. Most markets in Hawaii declined, except those related to governmental and military spending. Hawaii’s profits were lower due to declining sales. While sales of concrete and steel poles remained lower in the quarter and in 2010, compared to the same periods in 2009, profits of the Pole Products Division improved due to cost reduction programs and higher efficiencies. Sales of concrete poles were impacted by the depressed level of housing construction, while sales of steel traffic poles were impacted by fiscal constraints on highway spending. The Infrastructure Products Group is expected to continue to be affected by the slowdown in construction spending in Hawaii and the low level of residential construction spending throughout the U.S. Demand for Pole Products Division’s decorative concrete poles for residential and commercial lighting applications appears to have stabilized. However, major recoveries of the residential construction markets and the Infrastructure Products Group are not expected in the near term.

Water Transmission Group’s sales fell in the fourth quarter, compared to both the third quarter of 2010 and the fourth quarter of 2009. Full-year sales were also lower than in 2009. The bulk of the declines for the fourth quarter and the full year came from the wind tower business which suffered throughout 2010 because of depressed demand. Water Transmission Group’s sales totaled $29.4 million in the fourth quarter of 2010, compared to $41.4 million in the third quarter of 2010 and $43.7 million in the fourth quarter of 2009. Full-year sales declined in 2010 to $137.9 million, from $177.3 million in 2009, with $33.9 million of the decline from wind towers. The Water Transmission Group lost $1.5 million and $1.4 million in the fourth quarters of 2010 and 2009, respectively. For the full year, the Group lost $1.0 million in 2010, compared to earning $1.9 million in 2009. Most of the losses came from the wind tower business as a result of the lack of sales. Until the wind energy markets improve and more financing becomes available to the wind industry, the Group's wind tower activity is expected to remain depressed. Near term, the water pipe business is also expected to continue to experience soft market demand. The timing of bid activity has been negatively affected by the economy, municipal budgets and availability of financing. The Company continues to monitor a number of major wind tower and pipe projects; however, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

The current economic conditions continue to make forecasting challenging. Full-year 2011 earnings from continuing operations are forecasted to be in the range of $3.00 to $3.50 per share, before unusual items. The first quarter of 2011 is starting slowly due to weather delays and project timing. The full year remains heavily dependent on the recovery in construction markets and the ongoing progress of the Company’s internal initiatives, with potential upside in the Fiberglass-Composite Pipe Group.

“While certain markets continue to remain weak, we are pleased with 2010 results and look forward to an improvement in 2011. The Company will be led by the Fiberglass-Composite Pipe Group and constrained by its cyclical, construction-related businesses. We will continue to focus on controlling costs to maximize profits in spite of the softness in some areas, and we are actively reviewing all operations for improvements and opportunities. Likewise, we are investing in expanding and enhancing the Company’s capabilities and markets throughout the world. We remain optimistic that as the economy recovers, the Company should achieve superior long-term results by capitalizing on its strong existing market positions and its ability to expand into new markets,” concluded James S. Marlen.

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2009. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended November 30,

(Dollars in thousands, except per share data)	2010	2009	2008
Sales	$503,259	$546,944	$667,543
Cost of sales	(375,335)	(401,492)	(513,922)
Gross profit	127,924	145,452	153,621

Selling, general and administrative expenses	(101,751)	(99,976)	(98,166)
Other income, net	3,631	7,448	8,222
Gain from sale of investment in affiliate	48,401	-	-
Interest income, net	(22)	588	1,533
Income from continuing operations before income taxes and equity in (loss)/earnings of affiliate	78,183	53,512	65,210
Provision for income taxes	(29,709)	(15,517)	(16,955)
Income from continuing operations before equity in (loss)/earnings of affiliate	48,474	37,995	48,255
Equity in (loss)/earnings of affiliate, net of taxes	(1,206)	(5,512)	10,337
Income from continuing operations	47,268	32,483	58,592
(Loss)/income from discontinued operations, net of taxes	(1,014)	817	-
Net income	$46,254	$33,300	$58,592

Basic earnings per share allocated to Common Stock:
Income from continuing operations	$5.11	$3.52	$6.37
(Loss)/income from discontinued operations, net of taxes	(.11)	.09	-
Net income	$5.00	$3.61	$6.37

Diluted earnings per share allocated to Common Stock:
Income from continuing operations	$5.11	$3.52	$6.35
(Loss)/income from discontinued operations, net of taxes	(.11)	.09	-
Net income	$5.00	$3.61	$6.35

Weighted-average shares (basic)	9,205,439	9,166,558	9,124,557
Weighted-average shares (diluted)	9,220,211	9,184,771	9,169,056

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	As of November 30,

(Dollars in thousands)	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$236,737	$181,114
Receivables, less allowances of $3,848 in 2010 and $5,351 in 2009	129,855	151,210
Inventories	69,381	62,700
Deferred income taxes	22,441	19,795
Prepaid expenses and other current assets	10,862	11,585

Total current assets	469,276	426,404

Investments
Equity method affiliate	-	30,626
Cost method affiliates	3,784	3,784

Property, plant and equipment
Land	46,132	46,029
Buildings	103,438	100,583
Machinery and equipment	371,153	345,604
Construction in progress	31,048	32,306

Total property, plant and equipment at cost	551,771	524,522
Accumulated depreciation	(307,573)	(286,014)

Total property, plant and equipment, net	244,198	238,508
Deferred income taxes	11,289	14,321
Goodwill and intangible assets, net of accumulated amortization of $1,293 in 2010 and $1,257 in 2009	2,061	2,088
Other assets	50,961	46,818

Total assets	$781,569	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	As of November 30,

(Dollars in thousands, except per share data)	2010	2009
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$7,724	$7,366
Trade payables	49,881	44,052
Accrued liabilities	64,533	77,515
Income taxes payable	24,682	10,004

Total current liabilities	146,820	138,937

Long-term debt, less current portion	23,424	30,933
Deferred income taxes	2,691	1,710
Other long-term liabilities	100,667	99,379

Total liabilities	273,602	270,959

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,249,105 shares in 2010 and 9,209,836 shares in 2009, net of treasury shares	30,047	29,920
Additional paid-in capital	60,986	59,531
Retained earnings	507,625	500,224
Accumulated other comprehensive loss	(33,663)	(42,036)
Treasury Stock (2,769,637 shares in 2010 and 2,758,356 shares in 2009)	(57,028)	(56,049)

Total stockholders' equity	507,967	491,590

Total liabilities and stockholders' equity	$781,569	$762,549

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended November 30,
(In thousands)	2010	2009	2008
OPERATING ACTIVITIES
Net income	$46,254	$33,300	$58,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	26,506	22,072	20,320
Amortization	33	36	89
(Benefit)/provision for deferred income taxes	(717)	13,334	(3,509)
Loss/(earnings in excess of distributions) from affiliates	1,308	5,978	(630)
(Gain)/loss from sale of property, plant and equipment	(410)	(451)	68
Gain from sale of investment in affiliate	(48,401)	-	-
Stock compensation expense	2,005	3,936	6,113
Non-cash write-down of assets held for sale, net of taxes	1,014	415	-
Changes in operating assets and liabilities:
Receivables, net	21,958	34,343	1,381
Inventories	(9,170)	35,910	3,846
Prepaid expenses and other current assets	847	(1,118)	1,802
Other assets	(673)	(7,719)	(5,473)
Trade payables	3,985	(10,675)	8,688
Accrued liabilities and income taxes payable	4,032	(5,317)	(6,129)
Other long-term liabilities and deferred income taxes	3,593	1,813	3,272
Net cash provided by operating activities	52,164	125,857	88,430
INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	947	1,951	1,575
Proceeds from sale of investment in affiliate, net	78,067	-	-
Additions to property, plant and equipment	(30,965)	(46,874)	(60,697)
Investment in affiliate	-	(10,000)	-
Loan repayment from/(loan to) affiliate, net	1,500	(15,000)	-
Net cash provided by/(used in) investing activities	49,549	(69,923)	(59,122)
FINANCING ACTIVITIES
Issuance of debt	-	463	-
Repayment of debt	(7,968)	(16,985)	(21,126)
Debt issuance costs	-	(1,049)	-
Dividends on Common Stock	(38,722)	(11,051)	(10,549)
Issuance of Common Stock	372	-	420
Excess tax benefits related to stock-based compensation	-	831	1,330
Purchase of treasury stock	(1,081)	(992)	(2,554)
Net cash used in financing activities	(47,399)	(28,783)	(32,479)

Effect of exchange rate changes on cash and cash equivalents	1,309	10,402	(8,701)
Net change in cash and cash equivalents	55,623	37,553	(11,872)
Cash and cash equivalents at beginning of year	181,114	143,561	155,433

Cash and cash equivalents at end of year	$236,737	$181,114	$143,561

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION (UNAUDITED)

	Three months ended		Year ended
	November 30,	November 30,	November 30,	November 30,
(In thousands)	2010	2009	2010	2009
Sales
Fiberglass-Composite Pipe	$64,782	$56,329	$244,084	$225,444
Water Transmission	29,388	43,723	137,920	177,281
Infrastructure Products	29,334	36,596	121,267	144,235
Eliminations	(6)	(4)	(12)	(16)
Total sales	$123,498	$136,644	$503,259	$546,944

Income from continuing operations before income taxes and equity in (loss)/earnings of affiliate
Fiberglass-Composite Pipe	$15,505	$19,975	$62,118	$68,172
Water Transmission	(1,545)	(1,373)	(1,055)	1,941
Infrastructure Products	3,323	3,942	10,341	13,216
Gain from sale of investment in affiliate	48,401	-	48,401	-
Corporate and unallocated	(12,396)	(862)	(41,622)	(29,817)
Total income from continuing operations before income taxes and equity in (loss)/earnings of affiliate	$53,288	$21,682	$78,183	$53,512

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000